7500 East Columbia Street	Contact Mark L. Lemond
Evansville, IN 47715	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-6471	Executive Vice President, Chief Financial Officer
and Treasurer

FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS RECORD THIRD QUARTER 2010 RESULTS

Reports Net Sales of $204.4 Million and Diluted Earnings Per Share of $0.70

     Evansville, Indiana, November 18, 2010 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced net sales and earnings for the third quarter ended October 30, 2010.

     Net sales for the third quarter of 2010 increased 6.7 percent to $204.4 million from $191.5 million for the third quarter of 2009. Comparable store sales for the thirteen-week period ended October 30, 2010 increased 7.2 percent.

     Net earnings for the third quarter increased 21 percent to $9.1 million compared to $7.5 million for the third quarter of 2009. Diluted earnings per share for the quarter increased 19 percent to $0.70 compared to $0.59 in the prior year third quarter.

     The gross profit margin for the third quarter increased 0.3 percent to 30.1 percent compared to 29.8 percent for the third quarter of the prior year. The merchandise margin decreased 0.2 percent. The Company’s buying, distribution and occupancy costs decreased 0.5 percent, as a percentage of sales, due to the leverage associated with comparable store sales increases.

     Selling, general and administrative expenses for the third quarter increased $2.2 million to $47.1 million; however, as a percentage of sales, these expenses decreased to 23.0 percent compared to 23.4 percent in the third quarter of 2009.

     Speaking on the results, Mark Lemond, president and chief executive officer said, "Fiscal 2010 is proving to be a remarkable year for Shoe Carnival. We reported significant sales and earnings gains in the first two quarters and we were able to continue to capitalize on this positive momentum to achieve record third quarter earnings. The Shoe Carnival team worked together to improve our key financial metrics and produced results above our expectations, even though we were up against a record 10.2% comparable store sales increase in the third quarter of the prior year."

     Net sales during the first nine months of 2010 increased $47.7 million to $559.3 million as compared to the same period last year. This sales increase was driven primarily by a comparable store sales increase of 9.4 percent. Net earnings for the first nine months of 2010 were $22.5 million, or $1.73 per diluted share, compared with net earnings of $12.6 million, or $1.00 per diluted share, in the first nine months of last year. The gross profit margin for the first nine months of 2010 was 29.9 percent compared to 28.3 percent last year. Selling, general and administrative expenses, as a percentage of sales, were 23.6 percent for the first nine months of 2010 as compared to 24.3 percent in the first nine months of 2009.

     Mr. Lemond concluded, "We remain positive in regards to the opportunities for the fourth quarter, particularly with respect to our fashion boots. As a result, we are increasing our fiscal 2010 sales and earnings guidance. Our management team continues to focus on managing the controllable aspects of our business and we are confident in our ability to deliver sustainable increases in profitability and cash flow."

Fourth Quarter and Fiscal 2010 Earnings Outlook

     The Company expects fourth quarter net sales to be in the range of $178 to $182 million and comparable store sales to increase in the range of 4 to 6 percent. Earnings per diluted share in the fourth quarter of 2010 are expected to be in the range of $0.30 to $0.32. Earnings per diluted share in the fourth quarter of fiscal 2009 were $0.20.

     For fiscal 2010, the Company expects net sales to be in the range of $737 to $741 million and comparable store sales to increase in the range of 8.1 to 8.6 percent. Earnings per diluted share for fiscal 2010 are expected to be in the range of $2.03 to $2.05 compared to previous expectations for earnings per diluted share in the range of $1.89 to $1.95. Earnings per diluted share for fiscal 2009 were $1.20.

Store Growth

     The Company opened ten new stores and expects to close seven stores in fiscal 2010. Four new stores were opened during the third quarter of fiscal 2010 and one store was closed.

	New Stores	Stores Closings
1st Quarter 2010	3	3
2nd Quarter 2010	3	1
3rd Quarter 2010	4	1
4th Quarter 2010	0	2
Fiscal 2010	10	7

     The four stores opened during the third quarter included locations in:

City	Market/Total Stores in Market
Fargo, ND	Fargo, ND/1
Gainesville, GA	Atlanta, GA/9
Lancaster, PA	Lancaster, PA/1
Riverton, UT	Salt Lake City, UT/6

Conference Call

     Today, at 4:30 p.m. Eastern time, the Company will host a conference call to discuss the third quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

     Shoe Carnival is a chain of 316 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

     This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; the effects and duration of the current economic downturn and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Spain and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
Net sales	$204,443	$191,523	$559,294	$511,632
Cost of sales (including buying,
distribution and occupancy costs)	142,933	134,424	391,765	366,969
Gross profit	61,510	57,099	167,529	144,663
Selling, general and administrative
expenses	47,096	44,880	132,135	123,956
Operating income	14,414	12,219	35,394	20,707
Interest income	(28)	(13)	(79)	(17)
Interest expense	64	42	196	126
Income before income taxes	14,378	12,190	35,277	20,598
Income tax expense	5,282	4,692	12,816	7,986
Net income	$9,096	$7,498	$22,461	$12,612

Net income per share:
Basic	$.71	$.60	$1.77	$1.01
Diluted	$.70	$.59	$1.73	$1.00

Average shares outstanding:
Basic	12,726	12,503	12,711	12,490
Diluted	12,976	12,662	12,956	12,573

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 30,	January 30,	October 31,
	2010	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$43,312	$44,168	$27,256
Accounts receivable	2,596	746	1,378
Merchandise inventories	228,233	197,452	204,000
Deferred income tax benefit	3,531	3,255	2,708
Other	2,977	2,480	2,897
Total Current Assets	280,649	248,101	238,239
Property and equipment-net	62,608	62,162	65,119
Other	1,286	1,378	1,590
Total Assets	$344,543	$311,641	$304,948

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$58,668	$57,235	$50,301
Accrued and other liabilities	18,856	14,353	18,832
Total Current Liabilities	77,524	71,588	69,133
Deferred lease incentives	7,348	6,501	6,364
Accrued rent	5,162	5,115	5,176
Deferred income taxes	0	1,052	915
Deferred compensation	4,569	3,548	3,381
Other	1,578	2,008	1,958
Total Liabilities	96,181	89,812	86,927
Total Shareholders' Equity	248,362	221,829	218,021
Total Liabilities and Shareholders' Equity	$344,543	$311,641	$304,948

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
	October 30, 2010	October 31, 2009
Cash flows from operating activities:
Net income	$22,461	$12,612
Adjustments to reconcile net income to net
Cash provided by operating activities:
Depreciation and amortization	10,252	11,310
Stock-based compensation	3,638	757
Loss on retirement of assets and impairments	1,407	73
Deferred income taxes	(1,328)	(632)
Lease incentives	1,830	1,717
Other	(770)	(630)
Changes in operating assets and liabilities:
Accounts receivable	(1,850)	329
Merchandise inventories	(30,781)	(14,506)
Accounts payable and accrued liabilities	2,777	(4,928)
Other	717	4,436
Net cash provided by operating activities	8,353	10,538

Cash flows from investing activities:
Purchases of property and equipment	(10,335)	(8,651)
Proceeds from sale of property and equipment	311	8
Proceeds from Notes Receivable	100	100
Net cash used in investing activities	(9,924)	(8,543)

Cash flows from financing activities:
Proceeds from issuance of stock	560	251
Excess tax benefits from stock-based compensation	434	193
Purchase of treasury stock	(279)	0
Net cash provided by financing activities	715	444

Net (decrease) increase in cash and cash equivalents	(856)	2,439
Cash and cash equivalents at beginning of period	44,168	24,817
Cash and Cash Equivalents at End of Period	$43,312	$27,256